CURTISS-WRIGHT CORPORATION
RETIREMENT SAVINGS
RESTORATION PLAN

(As Effective January 1, 2014)
CURTISS-WRIGHT CORPORATION
RETIREMENT SAVINGS RESTORATION PLAN

Article I.    Purpose of Plan

Effective as of January 1, 2014, Curtiss-Wright Corporation (the “Corporation”) hereby establishes this Curtiss-Wright Corporation Retirement Savings Restoration Plan (“the Plan”) to provide a means of paying certain amounts that would be payable under the Curtiss-Wright Corporation Savings and Investment Plan (the "S&I Plan") or the Curtiss-Wright Electro-Mechanical Corporation Savings Plan (the “EMS Plan”), were it not for the limitations now or hereafter imposed by any provision of the Internal Revenue Code of 1986, as amended (the "Code").

The Plan provides a means of paying benefits to certain highly compensated and managerial employees who are participants in either the S&I Plan or the EMS Plan (individually, a “Savings Plan”). The Corporation is the sponsor of the Plan and Curtiss-Wright Electro-Mechanical Corporation, a subsidiary of Curtiss-Wright Flow Control Corporation, a subsidiary of the Corporation, is a participating employer herein.

The Plan is intended to constitute a nonqualified deferred compensation plan evidencing documentary compliance with Section 409A of the Code and an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Article II.    Administration of the Plan

This Plan shall be administered by the Curtiss-Wright Administrative Committee (the "Committee"), in accordance with powers delegated to it by the Board of Directors of the

Corporation. All questions arising in connection with the interpretation and application of this Plan shall be determined by the Committee and such determinations of the Committee shall be final, conclusive and binding upon all persons.

Article III.    Participation in the Plan

All participants in a Savings Plan described in Section 3.07A(a) of the S&I Plan (not including those covered by a collective bargaining agreement that does not provide for their membership in this Plan) or Article III.2A.a of the EMS Plan (not including those covered by a collective bargaining agreement that does not provide for their membership in this Plan), as applicable, shall automatically participate in this Plan whenever the C-W Savings Contributions (as defined in Section 1.16B of the S&I Plan or Article I.23B of the EMS Plan, as applicable, and as limited in Section 3.07A(a) of the S&I Plan or Article III.2A.a of the EMS Plan, as applicable) allocated on their behalf from time to time under a Savings Plan would be limited as a result of any provision of the Code (including, but not limited to, Sections 401(a)(17) and 415 thereof) (“Participants”). Participation shall be deemed to commence under this Plan on the first day of the calendar year (“Plan Year”) in which C-W Savings Contributions are first so limited under a Savings Plan.

Article IV.    Retirement Savings for Participants

Each Participant shall receive supplemental retirement savings under this Plan equal to the excess, if any, of

(a)
the C-W Savings Contributions that would have been allocated to him under the Savings Plan in which he participates for any year, computed on the basis of the Participant's "compensation," as defined in such Savings Plan, for such year, calculated without regard to any Savings Plan provision incorporating or reflecting (i) limitations imposed by Section 401(a)(17) of the Code on the amount of compensation that may be taken into account under the Savings Plan, (ii) limitations imposed by Section 415 of the Code on the maximum amount of annual additions to the Participant’s account under the Savings Plan or (iii) any other provision of the Code limiting the allocation of such C-W Savings Contributions under the Savings Plan, over

(b)
the C-W Savings Contributions allocated under the Savings Plan in which he participates for such year, computed otherwise as above but limited by any provision incorporating or reflecting such Code limitations.

The supplemental retirement savings otherwise payable hereunder shall be credited with interest in accordance with the following methodology. As of the first day of each month during the Plan Year, interest will be credited on the cumulative excess of (a) above over (b) above of each Participant. The amount of interest to be credited will be determined by multiplying the amount of such excess on each day of each month during the Plan Year (including interest previously credited through each such date) by the annual rate of interest on 30-year Treasury securities for the month of November preceding the first day of the Plan Year, then by aggregating the amounts determined during each month. No interest will be credited during a Plan Year on excess amounts attributable to that Plan Year.

Article V.    Vesting

Supplemental retirement savings accrued by Participants will be 100% vested after three years of service for vesting purposes (“Vesting Service”). Vesting Service will be determined under this Plan by reference to a Participant’s period of employment with the Corporation or an affiliated entity. Vesting Service will be determined on an elapsed times basis pursuant to principles consistent with those expressed in the definition of “vesting service” contained in the S&I Plan or the definition of “eligibility service” contained in the EMS Plan, as applicable.

Notwithstanding anything herein to the contrary, a Participant shall forfeit the entire amount of his supplemental retirement savings accrued hereunder if it is determined by the Committee that he has engaged in any of the following acts:

(a)	Disclosure, release or other failure to protect the Corporation’s confidential information;

(b)    Violation of a written non-competition agreement;

(c)	Public or private disparagement of the Corporation or any of its affiliated entities;

(d)	Negligent or intentional misrepresentations detrimental to the Corporation’s interest;

(e)	Misappropriation or diversion of corporate assets or business opportunities;

(f)    Sexual harassment or misconduct in the workplace; or

(g)	Physical assault of anyone in and around the workplace or business gatherings or of an employee or customer in any setting.

Article VI.    Payment of Retirement Savings

This Article VI reflects the rules governing distributions of retirement savings accrued under the Plan with respect to Participants who incur a Separation from Service with the Company, both as defined below.

(a)
“Separation from Service” means, as to a particular Participant, a termination of services provided by the Participant to the Company, whether voluntarily or involuntarily, as determined by the Committee in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(i)	For a Participant who provides services to the Company as an employee, a Separation from Service shall occur when the Participant has experienced a termination of employment with the

Company. A Participant shall be considered to have experienced a termination of employment for this purpose when the facts and circumstances indicate that the Participant and the Company reasonably anticipate that either (A) no further services will be performed by the Participant for the Company after the applicable date, or (B) the level of bona fide services the Participant will perform for the Company after such date will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant over the immediately preceding 36-month period (or the full period of services to the Company if the Participant has been providing services to the Company less than 36 months). However, if the Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, as long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company.

(ii)
For purposes of this definition of “Separation from Service,” the term “Company” means the Corporation or any subsidiary of the Corporation that the Participant last performed services for or was employed by, as applicable, on the date of his Separation from Service, and all other entities that are required to be aggregated together and treated as the employer under Treasury Regulation Section 1.409A-1(h)(3).

(b)
A Participant shall file an election with the Committee no later than 30 days after the first day of the Plan Year following the Plan Year in which the Participant became a Participant in the Plan, specifying the time at which payment of his retirement savings shall be made or commence and the form of payment in which distribution of his retirement savings shall be made. A Participant shall be permitted to elect two of the following payment dates: (i) within 90 days after the Participant’s Separation from Service prior to the Participant’s attainment of age 55, or (ii) within 90 days after the first anniversary of the Participant’s Separation from Service prior to the Participant’s attainment of age 55, and (iii) within 90 days after the Participant’s Separation from Service on or after the Participant’s attainment of age 55, or (iv) within 90 days after the first anniversary of the Participant’s Separation from Service on or after the Participant’s attainment of age 55.

(c)
In the event a Participant fails to file a completed election form under paragraph (b) above by the 30th day after the first day of the Plan Year following his initial year of participation in the Plan, the Participant shall be deemed to have elected payment to be made within 90 days of his Separation from Service in accordance with the provisions of paragraph (f)(i) below.

(d)
A Participant’s election under paragraph (b) above may not be changed or revoked in the event the Participant incurs a Separation from Service during the Plan Year following his initial year of participation in the Plan.

(e)
A Participant’s election under paragraph (b) above may be changed and a later date of payment or commencement elected in the event the Participant incurs a Separation from Service during a Plan Year subsequent to that described in paragraph (d) above, provided that (i) such election may not take effect until at least 12 months after the date on which the election is made, and (ii) payment pursuant to such election may not be made or commence for at least five years following the date on which payment would otherwise have been made or commenced had the Participant’s election under paragraph (b) above not been changed.

(f)
(i)    Payment of a Participant’s retirement savings under the Plan shall be made in a cash lump sum, unless the Participant has elected the optional form of payment as provided in subparagraph (ii) below. A Participant who fails to file a completed election form under paragraph (b) above by the 30th day after the first day of the Plan Year following his initial year of participation in the Plan shall be deemed to have elected payment to be made in a cash lump sum.

(ii)
A Participant’s election under paragraph (b) above may specify that payment of his retirement savings shall commence in the form of monthly or annual installments, over a 60-month or 120-month or 5-year or 10-year period, the payment of which is to commence on the date specified in such election (provided that such date is determined by reference to a Separation from Service that occurs on or after the Participant's attainment of age 55), with subsequent installments to be made on the monthly or annual anniversary of the date of first payment. An election of the optional form of payment not made within the time limit described in paragraph (b) above or a revocation of an election of the optional form of payment and new election of payment in a cash lump sum is subject to the provisions of paragraphs (d) and (e) above regarding timing and payment commencement.

(g)
Where the amount of retirement savings payable to any Participant under the Plan, determined as provided in Article IV, is less than the limit under Section 402(g)(1)(B) of the Code as in effect for the Plan Year in which his Separation from Service occurs, such amount shall be paid in a single lump sum as soon as practicable following the Participant’s Separation from Service, and any prior election in accordance with this Article VI with respect to such amount shall be void.

(h)
In the event a Participant incurs a Separation from Service with the Company at a time when he is deemed to be a key employee, as determined in accordance with Section 416(i) of the Code (without regard to paragraph (5) thereof), any payments due him within the first six months following his Separation from Service may not be paid or commence to be paid prior to the date that is the 6-month anniversary of the Participant's Separation from Service. Key employees shall be identified on a calendar year basis and shall be subject to the six-month delay in the event their Separation from Service occurs within the 12-month period commencing April 1 following the end of the calendar year determination period.

(i)
In the event of the death of a Participant with a vested benefit under this Plan prior to payment hereunder, the Participant’s retirement savings shall be paid to the Participant’s Beneficiary (as defined in Section 1.09 of the S&I Plan or Article I.12 of the EMS Plan, as applicable) in the form of a lump sum on the first day of the month following the death of the Participant but in no event more than 90 days following the death of the Participant. An amendment to the definition of “beneficiary” in a Savings Plan will not change the definition in this Plan. An amendment to this Plan will be required to change the definition of Beneficiary.

Article VII.    Amendment and Termination of the Plan

This Article VII governs amendment and termination of the Plan.

(a)
Amendment. The Board of Directors of the Corporation may amend the Plan from time to time, provided, however, that to the extent required by Section 409A of the Code, the Plan may not be amended in a manner that would give rise to an impermissible acceleration of the time or form of a payment of a benefit under the Plan pursuant to Section 409A(a)(3) of the Code. Further, no amendment shall reduce or eliminate any benefit to the extent that the right thereto shall have accrued prior to such amendment. In the event of an amendment that would reduce or eliminate any such accrued benefit then or thereafter payable pursuant to this Plan, the Corporation shall remain liable for the payment of the accrued benefits at substantially the same time and under substantially the same conditions as the accrued benefits that would have been payable under this Plan in the absence of such amendment.

(b)
Termination and liquidation. The Board of Directors may terminate and liquidate the Plan and distribute all benefits hereunder in accordance with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(A), (B) or (C) promulgated under Section 409A of the Code (or any similar successor provision), which regulation generally provides that a deferred compensation arrangement such as the Plan may be terminated within twelve (12) months following a dissolution or change in control of the Corporation or may be terminated if the Corporation also terminates all other similar deferred compensation arrangements and distributes all benefits under the Plan not less than twelve (12) months and not more than twenty-four (24) months following such termination; provided, however, that to the extent required by Section 409A of the Code, the Plan may not be terminated and liquidated in a manner that would give rise to an impermissible acceleration of the time or form of a payment of a benefit under the Plan pursuant to Section 409A(a)(3) of the Code. Further, no termination and liquidation shall reduce or eliminate any benefit to the extent that the right thereto shall have accrued prior to such termination and liquidation. In the event of a termination and liquidation that would reduce or eliminate any such accrued benefit then or thereafter payable pursuant to this Plan, the Corporation shall remain liable for the payment of the accrued benefits at substantially the same time and under substantially the same conditions as the accrued benefits that would have been payable under this Plan in the absence of such termination and liquidation.

Article VIII.    Operational Provisions of the Plan

This Article VIII governs administration of benefits provided under the Plan.

(a)	Funding of Benefit Payments

All benefits provided for under this Plan shall be paid in cash from the general funds of the Corporation, without interest (except as provided in the last paragraph of Article IV or as provided in Article VI(h)). No special or separate fund shall be established and no segregation of assets shall be made in connection with such benefits or amounts equivalent to interest. However, the Corporation may at its election establish a bookkeeping reserve in respect of its obligations hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and any Participant in this Plan or any other person. The rights that any Participant in this Plan or any other person shall have to receive benefits hereunder shall be limited to the rights of an unsecured general creditor of the Corporation.

(b)	Alienation of Benefits

The benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be null and void and without effect.

(c)	Interpretation of Statutory Provisions

Any reference in this Plan to Sections 401(a) (17) or 415 of the Code or to any provision of ERISA shall be deemed to apply to the same as they may from time to time be amended or supplemented.

(d)	No Employment Rights

Nothing in this Plan shall be construed as conferring upon any person any right to be continued as an employee or as affecting the right to discharge an employee.

(e)	Governing Law

This Plan shall be construed, administered and enforced according to the laws of the State of New Jersey.

(f)	Claims Procedures

The Committee shall establish a procedure for claims to benefits under the Plan, which procedure shall comply with the requirements of Section 503 of ERISA.

(g)	Tax Withholding

The Corporation shall have the right to deduct from each payment made under the Plan any amount required to be withheld for taxes under federal, state or local law. Each Participant shall bear the ultimate responsibility for payment of all taxes owed under this Plan.

(h)	Incapacity of Recipient

If any person entitled to a distribution under the Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Corporation, the Committee and the Plan therefor.

(i)    Unclaimed Benefit

In the event that all, or any portion, of the retirement benefits payable to a Participant or Beneficiary hereunder shall, at the expiration of five years after it shall become payable, remain unpaid solely by reason of the inability of the Corporation or the Committee, after sending a registered letter, return receipt requested, to the last known address, and after further diligent effort, to ascertain the whereabouts of such Participant or Beneficiary, the amount so distributable shall be treated as a forfeiture and shall be retained by the Corporation as part of its general assets.

(j)	Limitation of Liability

The Committee shall not be liable for any act or omission on its part, excepting only its own willful misconduct or gross negligence or except as otherwise expressly provided by applicable law. To the extent permitted by applicable law and not otherwise covered by insurance, the Corporation shall indemnify and save harmless the Committee against any and all claims, demands, suits or proceedings in connection with the Plan that may be brought by Participants or their Beneficiaries, or by any other person, corporation, entity, government or agency thereof; provided, however, that such indemnification shall not apply with respect to acts or omissions of willful misconduct or gross negligence. The Board of Directors, at the expense of the Corporation, may settle any such claim or demand asserted or suit or proceeding brought against the Committee when such settlement appears to be in the best interest of the Corporation.

(k)	Plan Construction

The Plan is not intended to be qualified under Section 401(a) of the Code and is intended to constitute an unfunded deferred compensation plan for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(3), and 401(a)(1) of ERISA.

(l)	Headings

The headings in this document are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope of intent of the Plan and shall in no way affect the Plan or the construction of any provisions thereof.

(m)	Separability

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan.

(n)	Section 409A Construction

The Plan shall be administered to be in compliance with Section 409A of the Code and shall be construed and interpreted to the maximum extent reasonably possible to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. If any portion of a Participant’s benefits under the Plan is required to be included in income by the Participant prior to receipt due to a failure of the Plan to comply with the requirements of Section 409A of the Code and related Treasury Regulations, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his benefits hereunder required to be included in income as a result of the failure of the Plan to comply with the requirements of Section 409A of the Code and related Treasury Regulations, or (ii) the Participant’s unpaid benefits hereunder.

IN WITNESS WHEREOF, and as evidence of the adoption of this plan, the Corporation has caused this instrument to be executed by an officer duly authorized on this ______ day of _________________, 2014.

Curtiss-Wright Corporation

By: